Exhibit 21.1

 LIST OF SUBSIDIARIES OF THE REGISTRANT

LiveXLive Media, Inc.,
a Delaware corporation

Subsidiaries	Jurisdiction
LiveXLive, Corp.	Delaware
Slacker, Inc.	Delaware
LXL Studios, Inc.	Delaware
LXL Influencers, Inc.	Delaware